Exhibit 10.22

CONTRATO DE TRABAJO DE ALTA DIRECCIÓN
En Madrid, a 1 de Agosto de 2007.
REUNIDOS
DE UNA PARTE, D. G.G. Pique, en nombre y representación de la sociedad Energy Recovery Iberia, S.L (en adelante la “Compañía”), con C1F nº B84798347 y domicilio social en c/ Ribera del Loira, 46, Madrid.
Y DE OTRA PARTE, D. Borja Sánchez Blanco Carvajal, mayor de edad, con D.N.I. nº 5406047-N, y domicilio en Paseo de los Parques, 26, Chalet 23, El Encinar de los Reyes, Alcobendas, 28109, Madrid, actuando en su propio nombre y derecho (en adelante el “Alto Ejecutivo”).
EXPONEN
1.- Que la Compañía está comenzando su negocio en España.
2.- Que la Compañía tiene interés en contratar los servicios de un alto directivo para que ejerza las funciones de Vicepresidente y Director General, bajo una relación laboral especial de Alta Dirección.
3.- Que, a su vez, el Alto Ejecutivo está interesado en realizar las funciones antes mencionadas para la Compañía.
A tal fin y reuniendo las condiciones necesarias, la Compañía y el Alto Ejecutivo han convenido la celebración del presente contrato, sujeto a las siguientes:
TOP EXECUTIVE EMPLOYMENT AGREEMENT
In Madrid on August 1, 2007
THE UNDERSIGNED
AS ONE PARTY, Mr. G.G. Pique, in the name and on behalf of Energy Recovery Iberia, S.L. (hereinafter, the “Company”) with Tax Identification Number B84798347 and domiciled at c/ Ribera del Loira, 46, Madrid.
AND AS THE OTHER PARTY, Mr. Borja Sánchez Blanco Carvajal of legal age, bearer of D.N.I. number 5406047-N, domiciled at Paseo de los Parques, 26, Chalet 23, El Encinar de los Reyes, Alcobendas, 28109, Madrid in his own name and right (hereinafter, the “Top Executive”).
WHEREAS
1.- The Company is initiating its business in the Spanish market.
2.- The Company is willing to hire a Top Executive to perform the duties of a Vice President and General Manager, under a Top Executive Labour Relationship.
3.- The Top Executive is willing to perform the above-mentioned duties for the Company.
Whereas both parties meet the requirements for entering into this agreement, now therefore, the parties hereto agree on the following:

CLAUSULAS
1.-	OBJETO/RESPONSABILIDADES/FUNCIONES

La relación laboral especial de alta dirección que en el presente contrato se regula, se basa de manera especial en la recíproca confianza de las partes, las cuales acomodarán el ejercicio de sus derechos y obligaciones a las exigencias de la buena fc, comprometiéndose el Alto Ejecutivo a cumplir con toda su dedicación y saber profesional las funciones que le encomiende la Compañía.

La Compañía contrata al Alto Ejecutivo, de acuerdo con las condiciones que se exponen a continuación, aceptando el Alto Ejecutivo el puesto de Vicepresidente y Director General de la Compañía.

El Alto Ejecutivo realizará sus funciones de acuerdo con los criterios e instrucciones emanadas del Consejo de Administración de la Compañía.

El Alto Ejecutivo declara que no está sujeto a ningùn acuerdo de no competencia ni restricción similar que le impida o dificulte la celebración del presente contrato.

2.-	LUGAR DE PRESTACIÓN DE SERVICIOS

El desempeño de las funciones tendrá lugar en las instalaciones de la Compañía sitas en Madrid o en cualquier otro lugar que la Compañía pueda designar al efecto, respetando siempre lo dispuesto en la legislación vigente.

Como consecuencia del trabajo a desarrollar, la Compañía podrá exigir del Alto Ejecutivo la realización de viajes
CLAUSES
1.-	PURPOSES / DUTIES

The special top executive relationship regulated by means of this agreement is specifically based upon the mutual trust between both parties, who will follow the requirements of good faith in the performance of their duties and rights. The Top Executive undertakes to fulfill all the functions and tasks entrusted by the Company with dedication and professionalism.

The Company hires, on the terms set forth below, the Top Executive, who accepts the position of Vice President and General Manager of the Company.

The Top Executive will perform his duties under the authority and following the instructions given by the Company’s Board of Directors.

The Top Executive states in particular that he is not bound by any covenant not to compete or any other similar restriction preventing him from entering into this contract.

2.-	PLACE OF WORK

The services shall be rendered at the work sites of the Company located in Madrid or in any other place that the Company may designate in accordance with applicable legislation.

As a result of the work to be carried out, the Company may request the Employee to travel, whether in Spain or abroad, and the Top tanto dentro de España como en el extranjero, condición que el Alto Ejecutivo acepta expresamente cumplir.

3.-	DURACIÓN

El presente contrato de trabajo surtirá sus efectos a partir del día 1 de Agosto de 2007, y se pacta con carácter indefinido.

4.-	JORNADA/HORARIO/VACACIONES

Dado su puesto de trabajo como Director General de la Compañía, la naturaleza de sus funciones y su alto nivel de responsabilidades y remuneración, la retribución del Alto Ejecutivo no se basa en un determinado número de horas de trabajo ni se vincula a referencias horarias.

Dentro de la flexibilidad convenida en cuanto a la jornada y el horario de trabajo, las vacaciones anuales del Alto Ejecutivo serán de 30 días naturales, ajustándose en la medida de lo posible a las necesidades de la Compañía, y fijándose en interés y conveniencia de la Compañía y el Alto Ejecutivo. En cualquier caso, la Compañía queda facultada, en función de las necesidades del servicio, para excluir o señalar ciertos periodos para el disfrute de las vacaciones.

Durante el primer año de vigencia de contrato de trabajo, y en el supuesto de que éste se extinga con anterioridad al 31 de diciembre, el número de días de vacaciones será prorrateado sobre la base del periodo de los servicios prestados en el año natural. El Alto Ejecutivo acepta expresamente que de extinguirse el contrato de trabajo, la Compañía podrá compensar los días de vacaciones no devengados y disfrutados con días de salario de su liquidación de habares.
Executive expressly agrees to comply with these terms.

3.-	DURATION

This agreement shall be effective as from August 1, 2007 and shall have an indefinite duration.

4.-	WORK SCHEDULE / HOLIDAYS

Due to the nature of his job position as General Manager of the Company, and to his high level of responsibilities and remuneration, the Top Executive is not compensated on the basis of any set number or hours or hourly references.

Within the flexibility agreed upon with regard to the working hours thereof, the annual holiday period shall be 30 calendar days, which shall conform as closely as possible to the necessities of the Company, balancing the interests and convenience of the Company with those of the Top Executive. In any event, the Company is empowered to exclude or state certain holiday periods depending on the necessities of the service.

During the first year of employment, and in the event this employment contract is terminated prior to December 31st, the number of days of vacation shall be prorated on the basis of the actual period of services rendered in the natural year. The Top Executive expressly accepts that, in case of termination of the contract, the Company may offset against his liquidation payment one day of salary for each day of vacation taken in excess of his legal entitlement.

5.-	RETRIBUCIÓN

El Alto Ejecutivo percibirá un salario fijo anual bruto deDOS CIENTOS CINCUENTAITRES MIL EUROS (253,000-€), cantidad que se entiende referida al periodo del año natural, por lo que, si el Alto Ejecutivo causase alta o baja en la Compañía en fecha distinta al comienzo o terminación del año natural, percibirá las cantidades efectivamente devengadas, proporcionalmente al tiempo trabajo en el mencionado año.

En atención a la naturaleza del puesto desempeñado por el Alto Ejecutivo y el nivel de responsabilidades atribuidas, el salario fijo bruto anual arriba mencionado se considera como un pago global que cubre todo el tiempo de trabajo requerido por el Alto Ejecutivo para el desempeño de sus funciones, con independencia de las horas de trabajo realmente realizadas.

La remuneración mencionada se abonará en 12 pagas, que incluirán la prorrata de las pagas extraordinarias, aceptando expresamente el Alto Ejecutivo lo anterior al entender que el referido cobro de su salario anual en 12 mensualidades es más beneficioso para él.

Adicionalmente, el Alto Ejecutivo podrá participar en el Plan de Incentivos de la Compañía vigente en cada momento, devengado o no derecho a un bono en función de los términos y condiciones del referido Plan. Durante el año 2007, el Alto Ejecutivo podrá devengar un bono de un porcentaje de su salario fijo anual, sujeto a la discrecionalidad de la dirección de la Compañía, y previo cumplimiento de los requisitos del plan de incentivos en vigor en el referido ejercicio y de los objetivos actualmente en vigor, que se adjuntan como Anexo I.
5.-	REMUNERATION

The Top Executive shall receive an annual gross fixed salary of TWO HUNDRED FIFTY-THREE THOUSAND Euro (253,000-€), which is understood to refer to the calendar year, such that, should the Executive’s relationship commence or terminate on a date other than the beginning or end of the calendar year, the Top Executive shall receive any amounts actually accrued, proportional to the time worked in that year.

Considering the nature of the Top Executive’s employment and his level of responsibilities, the gross annual fixed salary mentioned above is a global payment which covers all the working time required by the Top Executive for the performance of his duties, irrespective of the actual hours worked.

The afore-mentioned fixed salary shall be paid in 12 monthly installments which will include the proportional part of the extra-payments. The Top Executive expressly agrees to being paid in 12 monthly installments as he/she understands that this is more beneficial to him.

The Top Executive may also be entitled to receive by way of further remuneration a bonus calculated in accordance with the Company’s Incentive Plan from time to time in force, always in accordance with the terms and conditions set forth in such scheme. During year 2007, the Top Executive will be eligible for a bonus of a percentage of his annual fixed salary, subject to the management discretion, to the terms and conditions established in the incentive plan in force for year 2007, and upon achieving the objectives currently in force, which are attached as Annex 1.

6.-	OTROS BENEFICIOS

La Compañía correrá con el coste de un seguro de vida a favor del Alto Ejecutivo cuya cobertura alcance una anualidad de su salario fijo bruto con arreglo a las condiciones de la pó1iza de seguros de la aseguradora. Todos los beneficios y protecciones a favor del Alto Ejecutivo seran calculados de la fecha de 1 diciembre 2005 como su cantrato original.

7.-	GASTOS

La Compañía reembolsará al Alto Ejecutivo todos los gastos razonables en que haya incurrido durante el debido desempeño de sus funciones conforme al presente contrato. El referido reembotso se hará efectivo previa presentación de la pertinente solicitud acompañada de los recibos y justificantes oportunos, de conformidad con la politica existente en la Compañia a estos efectos en cada momento.

8.-	DEDUCCIONES LEGALES

De la remuneración del Alto Ejecutivo se deducirán las cantidades que por contribuciones a la Seguridad Social, impuestos o cualquier otro tipo, establezcan las normas vigentes.

9.-	SEGURIDAD E HIGIENE

El Alto Ejecutivo se compromete a cumplir y hacer cumplir todas las normas médicas y de seguridad e higiene en el trabajo que legal o convencionalmente resulten de aplicación en cada momento.
6.-	OTHER BENEFITS

The Company will cover the cost of life insurance in favor of the Top Executive covering up to one time his annual fixed salary subject to the policy limitations by the carrier. All benefits and protections for the Top Executive will be based on his initial employment date of December 1, 2005.

7.-	EXPENSES.

The Company will reimburse the Top Executive the reasonable expenses in which he could have incurred as a result of the development of his duties under the present contract. Reimbursement will be made effective upon presentation of the corresponding application according to the procedure applicable in the Company from time to time, together with the documents evidencing the expenses to be reimbursed.

8.-	LEGAL WITHHOLDINGS

The Company shall withhold from the Top Executive’s earnings any amounts established under the laws and regulations in force as chargeable to the Top Executive, including Social Security contributions, taxes, and any other deductions.

9.-	HEALTH AND SAFETY REGULATIONS

The Top Executive agrees to comply and cause others to comply with all medical and health and safety labour regulations, legally or conventionally applicable at any time.

10.-	PATENTES, MARCAS Y OTROS DERECHOS DE PROPIEDAD INTELECTUAL

Si en el desempeño de las funciones relacionadas con su puesto de trabajo, el Alto Ejecutivo desarrollase invenciones, diseños industriales, obras de propiedad intelecual, topografias de semiconductores o cualquier otro tipo de creaciones que generen derechos de propiedad intelectual o industrial, (en adelante denominadas conjuntamente las Obras), el Alto Ejecutivo reconoce que las Obras han sido desarrolladas en el marco de una relación laboral, por lo que pertenecen en exclusiva a la Compañia, sin que ello genere derecho económico alguno a su favor, por considerarse que ha sido satisfecho, en virtud de la remuneración pactada en este contrato.

El Alto Ejecutivo se compromete a colaborar con la Compañía, o con quien ésta designe, en la forma en que la Compañía estime pertinente, para proteger los derechos de la Compañía sobre las Obras, en todos los países del mundo. Los gastos en que se incurra para la protección de los derechos de propiedad industrial e intelectual serán de cuenta de la Compañía. La colaboración con la Compañía incluirá la divulgación de toda la información y datos relacionados con las Obras, así como la formalización de solicitudes, especificaciones, declaraciones, registros y cualquier otro documento o acto que la Compañía considere necesario para poder solicitar, obtener y mantener dichos derechos sobre las Obras y para que los mismos sean cedidos y transmitidos en exclusiva y en su totalidad a favor de la Compañía, sus herederos, cesionarios o las personas que la Compañía designe.
10.-	PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHT

Where in the rendering of the duties related to his job position, the Top Executive develops, inventions, industrial designs, copyright works, mask work rights or any other kind of creation from which intellectual property rights arise, (hereinafter the Works), the Top Executive represents and acknowledges that the Works were made within the framework of an employment contract, hence they belong exclusively to the Company. Likewise, the Top Executive represents and acknowledges that he/she has no right to an additional remuneration for the making of such Works, since such activity is compensated with the salary agreed.

The Top Executive agrees to assist the Company, or its designee, in every proper way to secure the Company’s rights over the Works, at the Company’s expense, in any and all countries. The collaboration with the Company shall include the disclosure to the Company of all pertinent information and data with respect to the Works, the execution of all applications, specifications, oaths, recordation, and all other instruments which the Company will deem necessary in order to apply for, obtain and maintain such rights and in order to assign and convey to the Company, its successors, assignees and nominees the sole and exclusive rights, title and interest in and to such Works.

La obligación del Alto Ejecutivo de formalizar y firmar cualquier tipo de documento o acto necesario para la protección de los derechos sobre las Obras, pendurará aún después de extinguido el presente contrato y hasta la fecha de expiración de la vigencia de todos los derechos sobre las Obras.

11.-	DEBERES ÉTICOS FUNDAMENTALES

El Alto Ejecutivo se ajustará, en el cumplimiento de sus cometidos y obligaciones, a los usos y costumbres habituales de la Compañía y el sector, respetando las normas de conducta de la Compañía, cuyas previsiones se consideran integradas en sus obligaciones contractuales.

En cualquier caso, debido a su cargo, el Alto Ejecutivo estará obligado a guardar estricta confidencialidad acerca de las actividades de la Compañía, su gerencia, clientes, asesores, y cualesquiera otras personas e instituciones que mantengan relaciones profesionales con la Compañía y cuyo conocimiento provenga de su condición de empleado de la misma. Dicha obligación se mantendrá en vigor tras la extinción del presente contrato, con la única excepción de aquella información que haya llegado al dominio público a través de una divulgación autorizada.

Se estimará competencia desleal, la prestación de servicios laborales, civiles, o mercantiles para cualquier otro empresario del sector, o para aquellas empresas cuyas actividades pudieran en alguna forma afectar negativamente a las propias de la Compañía.

El Alto Ejecutivo acepta expresamente que durante la vigencia del presente contrato no prestará servicio alguno que
The Top Executive’s obligation to execute any such instrument or documents to secure the rights over the Works, will continue after the termination of this Agreement and will remain valid until the expiration of the rights over the Works in any country.

11.-	FUNDAMENTAL ETHICAL DUTIES

In performing his tasks and obligations, the Top Executive shall adapt to the common uses and customs of the Company and the sector, complying with the Company’s rules of conduct, which are considered to form part of the Top Executive’s contractual obligations.

In any case, due to his position, the Top Executive shall be obliged to keep in strictest confidence the Company’s activities, its management, customers, advisors and any persons and institutions which maintain professional relations with the Company and which knowledge could come from being employed by the Company. Said obligation will remain in force after the termination of this contract, with the only exception of information that comes into the public domain other than by way of unauthorised disclosure by the Top Executive.

The rendering of labour, civil or commercial services to any other employer of the sector or for those companies whose activities could in any way negatively affect the Company’s business, shall be considered to be unfair competition.

The Top Executive agrees not to enter into any other agreement with any other Company in competition with the Company, nor to carry out any other pueda resultar concurrente con las actividades de la Compañía, salvo que obtenga autorización expresa de la Compañía a estos efectos.

12.-	DILIGENCIA

El Alto Ejecutivo realizará las funciones propias de su cometido en la forma establecida por la Compañía, de acuerdo siempre con sus instrucciones y comprometiéndose a prestar el máximo interés y entrega en el desempeño de las mismas.

13.-	USO DEL SISTEMA INFORMÁTICO

El Alto Ejecutivo usará el sistema informático únicamente para fines relacionados con la actividad de la Compañía y su trabajo en la misma. Se prohíbe expresamente el uso del sistema informático para uso distinto de los mencionados.

El Alto Ejecutivo, con la firma del presente contrato, reconoce que, todos los archivos, informes, correspondencia vía e-mail, sofware y, en general, cualesquiera otros datos o información de cualquier tipo que hayan sido generados o se encuentren en el sistema informático, son propiedad de la Compañia y podrán ser usados por la misma para cualquier propósito dentro de los límites legalmente permitidos. El Alto Ejecutivo autoriza expresamente a la Compañia para acceder a la información referida.

14.-	PROTECCIÓN DE DATOS

Como Alto Ejecutivo de la Compañia, determinada información relativa al Alto Ejecutivo podrá ser enviada a las oficinas services for third parties if those services are in competition with the Company’s activities, unless otherwise authorised in writing by the Company.

12.-	DILIGENCE

The Top Executive shall render the services proper to his position in the manner established by the Company, always in accordance with its instructions, and committing himself to offer his utmost interest and dedication in carrying out the same.

13.-	USE OF THE MANAGEMENT INFORMATION SYSTEM (M.I.S.)

The Top Executive will restrict the use of the M.I.S. to approved business purposes. Any other use is forbidden.

By signing this contract, the Top Executive acknowledges that all records, reports, correspondence by e-mail, software and other data generated by or residing upon the M.I.S. are property of the Company and may be used by it for any purposes permitted under the law. The Top Executive expressly authorises the Company to access to the referred information.

14.-	CONSENT CLAUSE FOR PROCESSING, ASSIGNMENT AND CROSS-BORDER TRANSFER OF PERSONAL DATA

As a Top Executive of the Company, information concerning the Top Executive may be sent to the corporate offices of the Company’s parent company centrales de la sociedad matriz de la Compañía, Energy Recovery Inc. (“ERI”) y/o a otras tiliales de ERI dentro y fuera de la Unión Europea, incluyendo los Estados Unidos, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea. La lista completa de las Compañías que forman parte del grupo ERI pueden encontrarse en la página web: www.energyrecovery.com
www.energyrecovery.com

La información se conservará y procesarán para fines relacionados con la relación empleador/empleado, incluyendo sin carácter limitativo: contabilidad y finanzas, administración de beneficios (tales como planes de pensiones, acciones, planes de opciones sobre acciones, y seguros de vida, médico y de viajes), salario y revisiones salariales, mantenimiento de registros de baja por enfermedad, maternidad y absentismo a los meros efectos del cumplimiento de obligaciones laborates y de Seguridad Social, así como con el objeto de mejorar los sistemas de seguridad y cumplimiento de obligaciones contractuales y legales (tales como retenciones de Impuesto sobre la Renta de Personas Físicas y contribuciones a la Seguridad Social). Adicionalmente, la información personal del Alto Ejecutivo será procesada para mantener al Alto Ejecutivo informado en relación con determinadas noticias del Grupo ERI así como con nuevos productos y servicios prestados por ERI.

El Alto Ejecutivo autoriza a la Compañía a poner sus datos personales a disposición de ERI (y de sus contables, auditores, abogados y otros asesores externos, como por ejemplo entidades financieras gestoras de planes de opciones sobre acciones, localizados en la Unión Europea o en otros paises, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea) en la medida necesaria para
Energy Recovery, Inc. (“ERI”) and/or other corporate subsidiaries of ERI located within and outside the European Union, including the United States of America, which do not necessarily ensure an equivalent protection of privacy with respect to personal data processing as the one which is ensured in the European Union. The complete list of companies which form part of ERI can be seen at: www.energyrecovery.com

The information is processed for business reasons including accounting, financial tracking, benefits administration (such as pension, stocks, stock option plans and medical, life and travel insurance), maintaining sickness and absence records, exclusively for the mere accomplishment of labor and Social Security obligations, head counting, for general management and administrative purposes and to ensure compliance with its legal and contractual obligations such as income tax withholdings and social security contributions. Furthermore, the Top Executive’s personal data will be processed to keep the Top Executive informed about news within ERI and new ERI products and services.

The Top Executive authorizes the Company to furnish ERI (and any agent of ERI administering ERI benefits, stocks, stock option plans or providing record keeping services, which may be located in the European Union or outside, including countries not offering an equivalent level of protection to that applicable in the European Union) with such information and data as it shall request in order to facilitate the grant of ERI stocks and stock options, to facilitate administration of stock option plans, benefit plans, routine accounting, financial tracking, general management and administrative record keeping purposes. This information includes the facilitar el otorgamiento al Alto Ejecutivo de acciones u opciones sobre acciones de ERI, para facilitar la administración de los planes de opciones sobre acciones, planes de beneficios, contabilidad rutinaria, preparación de cuentas, y para permitir el normal desarrollo de la relación laboral (incluyendo el mantenimiento de registros administrativos). Los datos personales incluyen, a meros efectos enunciativos, el nombre, dirección particular, fecha de nacimiento, número de tarjeta de la seguridad social, dirección de su domicilio, nacionalidad, estado civil, formación, currículo, historia dentro de la Compañía, puesto de trabajo, lugar de trabajo, áreas de especialización, detalles de salario y beneficios, datos bancarios, evaluaciones de rendimiento, revisiones salariales, dias de vacaciones e información relativa a la extinción de su contrato.

Adicionalmente, el Alto Ejecutivo acepta que su nombre, la oficina en la que presta servicios e información relativa a los servicios que él y sus colegas prestan para la Compañía podrán también ser compartidos con ERI para su uso en publicaciones internas y externas de ERI y campañías promociónales.

Sin perjuicio de lo dispuesto anteriormente, los Datos Personales de salud del Alto Ejecutivo necesarios para el cumplimiento de obligaciones laborales y de Seguridad Social, no serán objeto de cesiones ni transferencias internacionales.

Igualmente la Compañía podria procesar los datos personales de los familiares, dependientes y conocidos del Alto Ejecutivo, para los siguientes fines: (i) aviso en situaciones de emergencia y (ii) contratación de pólizas de seguros de vida, médicos y de viaje y planes de opciones sobre acciones otorgados, en su caso, por ERI. Los Datos Personales de las personas designadas por el Alto
Top Executive’s name, address, birth date, social security number, home phone, nationality, marital status, educational background, employment application, and history with the company, job title, place of work, areas of expertise, details of salary and benefits, bank details, performance appraisals, salary reviews, vacation days, information about termination.

In addition, the Top Executive agrees that his/her name, his office location or information concerning the work he and his colleagues perform for the Company may also be shared with ERI for use in internal and external ERI newsletters and promotional campaigns.

Without the prejudice to the foregoing, the Top Executive’s health related personal data, which are necessary for the accomplishment of labor and Social Security obligations, may not be assigned or transferred abroad.

Furthermore, the Top Executive notes that the Company will process personal data about his dependants, relatives and friends for the following purposes: (i) for emergency contact and (ii) medical, life and travel insurance contracts, and stock options plans granted, if any, by ERI. The personal data of such persons designated by the Top Executive as his beneficiaries of the life insurance and stock option plans that could be granted by ERI may be made available to the life insurance companies and stock option brokers, which may be located in the European Union and elsewhere, including countries

Ejecutivo como beneficiarios de los seguros de vida y de los planes de opciones sobre acciones concedidos por ERI podrán ser puestos a disposición de compañias de seguros de vida y entidades gestoras de planes de opciones sobre acciones que podrán estar localizados en la Unión Europea o en otros paises, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea, para contractarles en el supuesto de fallecimiento del Alto Ejecutivo. Con la firma del presente documento el Alto Ejecutivo confirma que ha notificado a estas personas que ha comunicado sus Dalos Personales a la Compañia y que ellos otorgan su consentimiento para el tratamiento y transferencia (cuando sea precisa) de sus Datos Personales para los citados propósitos.

El Alto Ejectivo acepta expresamente que esta información será procesada, transmitida y comunicada, como se explica en esta cláusula de consentimiento, tanto dentro como fuera de la Unión Europea, incluyendo Estados Unidos. ERI adoptará a estos efectos las medidas de protección pertinentes de conformidad con la legislación aplicable.

El Alto Ejecutivo tendrá derecho a revisar, cancelar o pedir la rectificación de sus datos personales, en cualquier momento y de conformidad con la legislación aplicable, mediante solicitud escrita dirigida al Director/a de Recursos Humanos.

15.-	EXCLUSIVIDAD

Mientras esté vigente el presente Contrato, el Alto Ejecutivo no podrá en ningún momento (excepto con el previo consentimiento escrito de la Compañia), ocuparse, implicarse o interesarse, ya sea por cuenta propia o por cuenta ajena, directa o indirectamente, en cualquier that may not offer an equivalent level of protection to that applicable in the European Union, for contact purposes in case of death of the Top Executive. By signing this consent clause the Top Executive confirms that those persons are aware that he has provided their data to the Company and furthermore that they consent to the storing, transferring (where necessary) and use of their data for the purposes for which the Top Executive provided such data.

The Top Executive agrees in an explicit way that this information will be processed, transmitted and communicated, as explained in this consent clause, within and outside the European Union, including towards the United States of America. Appropriate safeguard measures in accordance to the applicable law will be taken by ERI.

The Top Executive is entitled to review, cancel and ask for the rectification of his personal data as well as to object, at any time, in accordance with applicable data protection laws, without charge, by written request in that respect ERI Human Resources Executive.

15.-	EXCLUSIVITY

The Top Executive must not at any time (except with the prior written consent of the Company) whilst employed by the Company, directly or indirectly, be engaged, concerned or interested in, whether on his own behalf or on behalf of any person, firm or company, any trade or business (hereinafter, the “Other Concern”), by working for, advising or otherwise assisting the Other Concern (whether as Top Executive or independent contractor or otherwise) or by negocio o sociedad (en adelante, la “Otra Empresa”), ya sea trabajando para la misma, como asesor, o de cualquier otro modo prestando asistencia a la Otra Empresa (ya sea como trabajador, prestador de servicios o de cualquier otra forma), o ya sea promoviendo, financiando o invirtiendo en los negocios o acciones/participaciones de la Otra Empresa.

16.-	EXTINCIÓN DEL CONTRATO
La presente cláusula 16 se ha pactado en el entendimiento de que la relación, entre las partes es de alta dirección, sujeta al RD1382/85. Si por la razón que fuera la relación existente de facto en el momento de la extinción del contrato fuera otra(una relación mercantil o una relación laboral ordinaria), la extinción del contrato se regularía por los términos y condiciones de la legislación aplicable (civil/mercantil o Estatuto de los Trabajadores), quedando los términos de los apartdos 16.1 y 16.2 siguientes sin efecto alguno.
16.1 El presente contrato podrá ser extinguido por el Alto Ejecutivo tal y como se establece a continuación:
(a)	Sin alegar causa alguna, debiendo mediar preaviso escrito de al menos tres (3) meses. En este caso, el Alto Ejecutivo no tendrá derecho a recibir indemnización alguna. Si el Alto Ejecutivo incumpliera la totalidad o parte del periodo de preaviso, la Compañía tendrá derecho a recibir del Alto Ejecutivo una cantidad equivalente a los salarios del periodo incumplido.

(b)	De conformidad con las causas establecidas en el articulo 10.3 del Real Decreto 1382/85. En este caso el Alto Ejecutivo recibirá una indemnización equivalente a siete (7) dias del salario en metálico por ano de servicio con el limite de seis (6) mensualidades.
promoting, financing or investing in the business or shares of the Other Concern.

16.-	TERMINATION
This clause 16 has been agreed on the basis that the relationship between the parties is a top executive relationship, regulated by Royal Decree 1382/85. If for any reason the relationship existing between the parties is the facto different (either a commercial or an ordinary employee relationship) upon termination of the contract, then the termination of the contract shall be regulated by the terms and conditions of applicable legislation (either commercial legislation or the Spanish Labor Act), in which case clauses 16.1 and 16.2 below shall not be binding nor have any effect whatsoever.
16.1. This agreement may be terminated by the Top Executive as follows:
(a)	Without stating any given cause, by providing three (3) months prior written notice. In this case, the Top Executive will not be entitled to receive any severance compensation. Should the Executive fail to provide the required notice in whole or in part, the Company will be entitled to receive from the Top Executive an amount equivalent to the salaries corresponding to the defaulted period.

(b)	Based on one of the causes set forth under section 10.3 of Royal Decree 1382/85. In this case, the Top Executive shall receive severance compensation equivalent to seven (7) days of cash salary per year of service, up to a maximum of six (6) months of salary.

16.2 El presente contrato podrá ser extinguido, usando la fecha 1 Diciembre 2005 como dia de contrato inicial con Energy Recovery, Inc, por la Compañía tal y come se detaila a continuación:
(a)	Sin alegar causa alguna, debiendo mediar preaviso escrito de al menos tres (3) meses. En este caso, el Alto Ejecutivo tendrá derecho a recibir indemnización equivalente a siete (7) días del salario en metálico por año de servicio, con el límite de seis (6) mensualidades. Si la Compañía incumpliera la totalidad o parte del periodo de preaviso, el Alto Ejecutivo tendrá derecho a recibir de la Compañía una cantidad equivalente a los salarios del periodo incumplido.

(b)	La Compañía también podrá extinguir el presente contrato a través del despido del Alto Ejecutivo, de conformidad con el artículo 11.2 del Real Decreto 1382/85. En este caso no tendrá derecho a indemnización alguna a menos que el despido sea declarado improcedente por sentencia firme, en cuyo caso tendrá derecho a una indemnización equivalente a veinte (20) dias de salario en metálico por año de servicio y hasta un máximo de doce (12) mensualidades.
16.3 En el supuesto de que la extinción ocurra por un Causa (“Termination Event”) a raíz de un Cambio de Control (“Change of Control”) según lo establecido en la Clausula 3.2(e) del Contrato de Empleo para Ejecutivo suscrito con efectos el 1 de julio de 2006, tendrá derecho a percibir una indemnización total equivalente al 100% de su salario fijo en metálico en el momento de extinción. Esta indemización sustituirá las cantidades indicadas en las Clausulas 16.1 y 16.2, según el caso. Dicho contrato se reconoce ser terminado con efecto 1 de agosto de 2007 y se refiere solamente con el propósito de definir “Change of Control”.
16.2 This agreement may be terminated, based upon an initial employment date with Energy Recovery, Inc of December l, 2005, by the Company as follows:
(a)	Without stating any given cause, by providing three (3) months prior written notice. In this case, the Top Executive will be entitled to the severance compensation equivalent to seven (7) days of cash salary per year of service, up to a maximum of six (6) months of salary. Should the Company fail to provide the required notice in whole or in part, the Top Executive will be entitled to receive from the Company an amount equivalent to the salaries corresponding to the defaulted period.

(b)	The Company may also terminate this agreement by means of the Top Executive’s dismissal, in accordance with section 11.2 of Royal Decree 1382/85. In this case, no severance compensation will be due unless the dismissal is declared unfair by a final court judgment, in which case he will be entitled to a severance compensation equal to twenty (20) days of cash salary per year of service, up to a maximum of twelve (12) months of salary.
16.3 In the event termination occurs pursuant to a Termination Event after a Change of Control as defined in Clause 3.2 (e) of the Executive Employment Agreement effective July 1, 2006, the Top Executive will be entitled to a total gross severance compensation equal to 100% of his fixed cash salary at the time of termination. This amount shall substitute the amounts indicated in Clause 16.1 and 16.2 above, as the case may be. Said Executive Employment Agreement is acknowledged to be cancelled effective August 1, 2007 and is referenced for definition of “Change in Control” purposes only.

16.4 En el momento de la extinción del contrato de trabajo, el Alto Ejecutivo deberá devolver inmediatamente a la Compañía todos los objetos pertenecientes a la misma y/o a su matriz u otras Compañías relacionadas con la Compañía, que todavia mantenga en su poder, así como toda la documentación correspondiente a asuntos de las mencionadas compañías—concretamente hardware, software, discos magnéticos, liaves, tarjetas de crédito, documentos, notas, impresos, borradores, bocetos, muestras, así como copias, copias a carbón u otras copias. El Alto Ejecutivo no tendrá derecho a retener estos objetos y documentos.
16.5 Asimismo, en el momento de la extinción del contrato de trabajo, el Alto Ejecutivo deberá borrar de forma inmediata e irreversible, cualquier información relativa a la actividad de la Compañía que tuviese almacenada en cualquier disco o memoria magnética u óptica, así como todo tipo de materiales que se encuentren bajo su posesión, custodia, cuidado o control, fuera de las dependencias de la Compañía, y acreditará el cumplimiento de la referida obligación en caso de ser requerido para ello por la Compañía.
El incumplimiento de las referidas obligaciones dará lugar a las responsabilidades legales pertinentes.
17.	NO COMPETENCIA DESPUÉS DE EXTINCIÓN
17.1 En base a la naturaleza de las funciones que debe realizar y que son objeto del presente Contrato y debido a las circunstancias especiales del sector en el que está incluida la Compañía, ambas partes acuerdan que el Alto Directivo no podrá prestar servicios directa o indirectamente como empleado, director, administrador, accionista, prestamista, representante de ventas u otros a cualquier empresa o negocio que compita directamente con la Compañía en España en proveer servicios que sean iguales o similares a los prestados por el Alto Directivo bajo el presente Cantrato.
16.4 Upon termination of the employment agreement, the Top Executive shall immediately return to the Company in their entirety, all objects belonging to the Company and/or its parent Company and/or other enterprises related to the Company which are still in his possession, as well as all documents concerning matters of the aforementioned companies — specifically, hardware, software, magnetic discs, keys, credit cards, documents, printed matter, note, drafts, sketches, samples — as well as all copies, carbon copies or other copies. The Top Executive has no right to withhold such objects and documents.
16.5 Additionally, upon said termination of the employment agreement, the Top Executive shall immediately irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disc or memory and all matter derived there from which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this obligation as the Company may require.
Breach of these obligations upon termination of the employment agreement shall give rise to the corresponding legal responsibilities.
17.-   NO COMPETE AFTER TERMINATION
17.1 Due to the nature of the duties of this Agreement and due to the special circumstances of the Company in the market activity of the same, both parties agree that the Top Executive shall not render services directly or indirectly as an employee, director, shareholder, lender, sales representative or otherwise, to any company or business competing directly with the Company in Spain in providing services which are the same as or similar to those provided by the Top Executive under this Agreement.

17.2 La obligación de no competencia post-contractual será aplicable durante el plazo de un año a contar desde la extinción del presente Cóntrato, cualquiera que sea la razón de finalización del mismo, y estará limitada al territorio de la Unión Europea.
17.3 El Alto Directivo, por cada mes que la obligación de no competencia sea efectiva, recibirá una cantidad equivalente al 50% del salario fijo en metálico mensual bruto que viniera percibiendo al momento de la extinción del Contrato y que será satisfecha en mensualidades mientras esté vigente dicha obligación.
17.4 Si el Alto Directivo incumpliera las obligaciones establecidas en la presente cláusula, éste deberá devolver a la Compañía la compensación abonada, además de las cantidades que se pudieran derivar de los daños y perjuicios ocasionados, y que serán establecidos por la jurisdicción competente.
18.-	OTROS ACUERDOS

El Alto Ejecutivo manifiesta expresamente que no existe contrato ni acuerdo alguno que pudiera impedir o dificultar su prestación de servicios a la Compañia a tiempo completo. La validez del presente contrato se encuentra condicionada a la capacidad del Alto Ejecutivo para trabajar sin infringir ningún pacto de no competencia o cualesquiera pactos o contratos similares.

19.-	NULIDAD PARCIAL

En el supuesto de que, por cualquier razón, alguna o algunas de las cláusulas del presente contrato resultasen inaplicables en el futuro, la invalidez repercutirá exclusivamente sobre la cláusula an cuestión, siendo plenamente válido el resto del contrato.
17.2 The post contractual duty not to compete will be applicable for a period of one year as from the date this Agreement is terminated, regardless of the reason for the termination, and it will be limited to the territory of the European Union.
17.3 The Top Executive will, for each month that the non-competition is in effect, receive an amount equal to fifty percent (50%) of the monthly gross fixed cash salary that the Top Executive was receiving at the time the Agreement is terminated. Said amount will be paid in installments during the period during which the non-competition is in effect.
17.4 If the Top Executive fails to comply with these provisions, he shall return any compensation paid by the Company, as well as any amounts that could result from the damages caused, which shall be established by the courts of jurisdiction.
18.-	OTHER AGREEMENTS

The Top Executive hereby declares that no contract or agreement currently exists that would prevent him/her from or interfere with his/her rendering of services to the Company on a full time basis. This contract is conditioned upon the Top Executive’s ability to perform his services without infringing any no compete covenant or similar covenants and/or agreements.

19.-	SEVERALITY

In the event that, for any reason, any one or more provisions of this agreement are found to be unenforceable in the future, the remainder of this Agreement shall remain fully valid and enforceable.

20.-	ÚNICO CONTRATO

El presente contrato sustituye a cualesquiera acuerdos anteriores, ya sean verbales o escritos, y constituye el único contrato válido existente entre las partes. Para la validez de cualquier modificación del presente contrato, ésta deberá constar por escrito en el mismo, junto con las firmas tanto del Alto Ejecutivo como de la Compañía.

21.-	LEY Y JURISDICCION

El presente contrato se regirá por lo dispuesto en él por las partes, en su defecto por el RD 1382/85, y en defecto de éste, por el Derecho Civil o Mercantil. El presente contrato puede variarse en cualquier momento por mutuo acuerdo escrito de las partes.

Este contrato y, en particular, el salario y beneficios establecidos en el mismo, se basan en la premisa básica de que ningún Convenio Colectivo resulta aplicable a la relación entre las partes firmantes.

La jurisdicción española será la única jurisdicción competente en relación con la ejecución, interpretación y extinción del presente contrato.

22.-	IDIOMA

Este contrato se ha firmado en inglés y en español. En el supuesto de que surja alguna discrepancia entre ambas versiones, prevalecerá la versión en español.
20.-	ENTIRE AGREEMENT

This agreement supersedes any prior agreements, whether oral or written, and constitutes the only valid agreement existing between the parties. In order for any modification to this Agreement to be valid, it must be made in writing in the same and must be signed by both the Top Executive and the Company.

21.-	LAW AND JURISDICTION

This agreement will be regulated by its terms and conditions, by RD 1382/85 and by Civil and Commercial Law. This agreement may be modified at any time by mutual written agreement of the parties.

This agreement and, in particular, the salary and benefits included in the same, are based on the understanding that no Collective Bargaining Agreement applies to the relationship between the parties.

Spanish Jurisdiction shall be solely competent in relation with the execution, interpretation and termination of this agreement.

22.-	LANGUAGE

This agreement has been signed in both English and Spanish. In the event any discrepancies should arise between the two versions, the Spanish version shall prevail.

En cuyos términos ambas partes contratantes firman el presente contrato por triplicado a un solo efecto en la ciudad y fecha arriba indicados.	IN WITNESS WHEREOF, the parties sign this Agreement in triplicate and to one effect in the place and the date here-above mentioned.

LA COMPAÑÍA	THE COMPANY

/s/ G.G. Pique	/s/ G.G. Pique
Fdo. D. G.G. Pique	By:	Mr. G. G. Pique

EL ALTO EJECUTIVO	THE TOP EXECUTIVE

/s/ Borja S. Blanco		/s/ Borja S. Blanco

Fdo.: D. Borja Sánchez Blanco Carvajal	By:	Mr. Borja Sánchez Blanco Carvajal